Exhibit 4.5

Condensed Combined Financial Statements

of Granite Real Estate Investment Trust

and Granite REIT Inc.

For the three and six months ended June 30, 2021 and 2020

Condensed Combined Balance Sheets

(Canadian dollars in thousands)

(Unaudited)

As at	Note	June 30, 2021	December 31, 2020
ASSETS

Non-current assets:
Investment properties	4	$6,396,560	$5,855,583
Construction funds in escrow	6	8,144	8,402
Deferred tax assets		3,242	4,730
Fixed assets, net		3,003	3,290
Cross currency interest rate swap	7(b)	48,816	28,676
Other assets	6	3,081	948
		6,462,846	5,901,629

Current assets:
Accounts receivable		6,835	6,746
Income taxes receivable		1,401	915
Prepaid expenses and other		12,584	6,902
Cash and cash equivalents	14(d)	678,142	831,280
Total assets		$7,161,808	$6,747,472

LIABILITIES AND EQUITY

Non-current liabilities:
Unsecured debt, net	7(a)	$1,922,398	$1,928,252
Cross currency interest rate swaps	7(b)	29,471	97,311
Long-term portion of lease obligations	8	32,030	32,944
Deferred tax liabilities		460,538	392,841
		2,444,437	2,451,348
Current liabilities:
Unsecured debt, net	7(a)	—	249,870
Cross currency interest rate swaps	7(b)	—	16,953
Deferred revenue	9	11,701	11,276
Accounts payable and accrued liabilities	9	56,249	61,197
Distributions payable	10	16,421	15,422
Short-term portion of lease obligations	8	726	829
Income taxes payable		22,706	18,373
Total liabilities		2,552,240	2,825,268

Equity:
Stapled unitholders’ equity	11	4,607,400	3,920,069
Non-controlling interests		2,168	2,135
Total equity		4,609,568	3,922,204
Total liabilities and equity		$7,161,808	$6,747,472

Commitments and contingencies (note 17)

See accompanying notes

56    Granite REIT 2021 Second Quarter Report

Condensed Combined Statements of Net Income

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2021	2020	2021	2020
Rental revenue	12(a)	$93,963	$81,008	$189,905	$159,058
Property operating costs	12(b)	13,634	9,843	28,030	20,011
Net operating income		80,329	71,165	161,875	139,047

General and administrative expenses	12(c)	8,333	8,986	17,154	14,713
Depreciation and amortization		360	271	691	508
Interest income		(550)	(407)	(1,366)	(1,275)
Interest expense and other financing costs	12(d)	9,603	7,763	24,397	14,408
Foreign exchange (gains) losses, net		(1,077)	18	(1,795)	(2,742)
Fair value gains on investment properties, net	4	(308,025)	(34,548)	(517,541)	(70,541)
Fair value losses on financial instruments, net	12(e)	149	3,891	488	5,785
Loss on sale of investment properties	5	421	—	576	—
Income before income taxes		371,115	85,191	639,271	178,191
Income tax expense	13	54,141	9,549	92,021	21,137
Net income		$316,974	$75,642	$547,250	$157,054

Net income attributable to:
Stapled unitholders		$316,911	$75,657	$547,044	$156,953
Non-controlling interests		63	(15)	206	101
		$316,974	$75,642	$547,250	$157,054

See accompanying notes

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Condensed Combined Statements of Comprehensive Income (Loss)

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2021	2020	2021	2020
Net income		$316,974	$75,642	$547,250	$157,054

Other comprehensive (loss) income:
Foreign currency translation adjustment(1)		(34,117)	(95,491)	(164,079)	164,148
Unrealized gain (loss) on net investment hedges, includes income taxes of nil(1)	7(b)	26,452	12,433	93,419	(44,346)
Total other comprehensive (loss) income		(7,665)	(83,058)	(70,660)	119,802
Comprehensive income (loss)		$309,309	$(7,416)	$476,590	$276,856
(1) Items that may be reclassified subsequently to net income if a foreign subsidiary is disposed of or hedges are terminated or no longer assessed as effective.
Comprehensive income (loss) attributable to:

Stapled unitholders		$309,220	$(7,399)	$476,427	$276,735
Non-controlling interests		89	(17)	163	121
		$309,309	$(7,416)	$476,590	$276,856

See accompanying notes

58    Granite REIT 2021 Second Quarter Report

Condensed Combined Statements of Unitholders’ Equity

(Canadian dollars in thousands)

(Unaudited)

Six Months Ended June 30, 2021
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2021	61,688	$3,139,194	$53,326	$631,649	$95,900	$3,920,069	$2,135	$3,922,204
Net income	—	—	—	547,044	—	547,044	206	547,250
Other comprehensive loss	—	—	—	—	(70,617)	(70,617)	(43)	(70,660)
Stapled unit offering, net of issuance costs (note 11(c))	3,979	303,131	—	—	—	303,131	—	303,131
Distributions (note 10)	—	—	—	(93,544)	—	(93,544)	(144)	(93,688)
Contributions from non-controlling interests	—	—	—	—	—	—	14	14
Units issued under the stapled unit plan (note 11(a))	17	1,317	—	—	—	1,317	—	1,317
As at June 30, 2021	65,684	$3,443,642	$53,326	$1,085,149	$25,283	$4,607,400	$2,168	$4,609,568

Six Months Ended June 30, 2020
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2020	54,052	$2,608,050	$54,654	$367,249	$116,190	$3,146,143	$1,967	$3,148,110
Net income	—	—	—	156,953	—	156,953	101	157,054
Other comprehensive income	—	—	—	—	119,782	119,782	20	119,802
Stapled unit offering, net of issuance costs (note 11(c))	4,255	276,918	—	—	—	276,918	—	276,918
Distributions (note 10)	—	—	—	(79,060)	—	(79,060)	(130)	(79,190)
Contributions from non-controlling interests	—	—	—	—	—	—	72	72
Units issued under the stapled unit plan (note 11(a))	22	1,278	—	—	—	1,278	—	1,278
Units repurchased for cancellation (note 11(b))	(491)	(23,689)	(1,328)	—	—	(25,017)	—	(25,017)
As at June 30, 2020	57,838	$2,862,557	$53,326	$445,142	$235,972	$3,596,997	$2,030	$3,599,027

See accompanying notes

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Condensed Combined Statements of Cash Flows

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2021	2020	2021	2020
OPERATING ACTIVITIES

Net income		$316,974	$75,642	$547,250	$157,054
Items not involving operating cash flows	14(a)	(254,786)	(19,633)	(422,685)	(43,330)
Current income tax expense	13(a)	4,301	2,099	6,303	3,376
Income taxes (paid) recovered		(820)	(397)	(1,788)	23
Interest expense		9,316	7,365	19,413	13,584
Interest paid		(8,579)	(6,947)	(14,388)	(12,304)
Changes in working capital balances	14(b)	(1,671)	7,040	(5,065)	1,628
Cash provided by operating activities		64,735	65,169	129,040	120,031

INVESTING ACTIVITIES

Investment properties:
Property acquisitions	3	(133,376)	(331,805)	(219,289)	(360,754)
Proceeds from disposals, net	4, 5	12,809	—	23,204	—
Leasing commissions paid		(390)	—	(880)	—
Tenant allowances paid		(144)	—	(301)	(241)
Additions to income-producing properties		(783)	(1,083)	(783)	(3,318)
Additions to properties under development		(4,865)	(26,122)	(17,286)	(32,194)
Construction funds released from escrow	6	—	4,291	28	6,591
Acquisition deposits		(1,000)	(72,450)	(1,000)	(89,879)
Fixed asset additions		(373)	(156)	(397)	(734)
Cash used in investing activities		(128,122)	(427,325)	(216,704)	(480,529)

FINANCING ACTIVITIES

Monthly distributions paid		(46,288)	(38,890)	(92,551)	(78,140)
Proceeds from unsecured debentures, net of financing costs		—	497,894	—	497,894
Repayment of lease obligations	8	(177)	(366)	(359)	(444)
Repayment of unsecured debt, including early redemption premium	7(a)	—	—	(253,963)	—
Settlement of cross currency interest rate swap	7(a)	—	—	(18,787)	—
Financing costs paid	6	—	—	(2,914)	(30)
Distributions to non-controlling interests		(144)	(130)	(144)	(130)
Proceeds from stapled unit offerings, net of issuance costs	11(c)	303,132	277,511	303,132	277,511
Repurchase of stapled units	11(b)	—	—	—	(25,017)
Cash provided by (used in) financing activities		256,523	736,019	(65,586)	671,644
Effect of exchange rate changes on cash and cash equivalents		4,295	1,313	112	7,425
Net increase (decrease) in cash and cash equivalents during the period		197,431	375,176	(153,138)	318,571
Cash and cash equivalents, beginning of period		480,711	242,072	831,280	298,677
Cash and cash equivalents, end of period		$678,142	$617,248	$678,142	$617,248

See accompanying notes

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Notes to Condensed Combined Financial Statements

(All amounts in thousands of Canadian dollars unless otherwise noted)

(Unaudited)

1. NATURE AND DESCRIPTION OF THE TRUST

Effective January 3, 2013, Granite Real Estate Inc. (“Granite Co.”) completed its conversion from a corporate structure to a stapled unit real estate investment trust (“REIT”) structure. All of the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite Real Estate Investment Trust (“Granite REIT”) and one common share of Granite REIT Inc. (“Granite GP”). Granite REIT is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 and as subsequently amended on January 3, 2013 and December 20, 2017. Granite GP was incorporated on September 28, 2012 under the Business Corporations Act (British Columbia). Granite REIT, Granite GP and their subsidiaries (together “Granite” or the “Trust”) are carrying on the business previously conducted by Granite Co.

The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is Suite 2600, Three Bentall Centre, 595 Burrard Street, P.O. Box 49314, Vancouver, British Columbia, V7X 1L3, Canada.

The Trust is a Canadian-based REIT engaged in the acquisition, development, ownership and management of logistics, warehouse and industrial properties in North America and Europe.

These condensed combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on August 4, 2021.

2. SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation and Statement of Compliance

The condensed combined financial statements for the three and six month periods ended June 30, 2021 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”). These interim condensed combined financial statements do not include all the information and disclosures required in the annual financial statements, which were prepared in accordance with International Financial Reporting Standards (“IFRS”), and should be read in conjunction with the Trust’s annual financial statements as at and for the year ended December 31, 2020.

(b)	Combined Financial Statements and Basis of Consolidation

As a result of the REIT conversion described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The

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subsidiaries continue to be consolidated until the date that such control ceases. Control exists when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

(c)	Accounting policies

The condensed combined financial statements have been prepared using the same accounting policies as were used for the Trust’s annual combined financial statements and the notes thereto for the year ended December 31, 2020.

(d)	Future Accounting Policy Changes

As at June 30, 2021, there are no new accounting standards issued but not yet applicable to the condensed combined financial statements.

(e)	COVID-19 Pandemic

The coronavirus disease (“COVID-19”) pandemic has resulted in governments across Granite’s operating markets enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity and capital markets have also experienced significant volatility during this time. Governments across the globe have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. Granite is continuing to monitor the impact of the COVID-19 pandemic on its business, liquidity and results of operations.

During the three and six month periods ended June 30, 2021, there has not been any significant impact on Granite’s operations, assets or liabilities as a result of COVID-19. Throughout the pandemic thus far, Granite has collected 100% of rents due and therefore has not recognized any provisions for uncollected rent at this time. Granite reviewed its future cash flow projections and the valuation of its properties considering the impacts of the COVID-19 pandemic during the six month period ended June 30, 2021 and Granite does not expect, at this time, that COVID-19 will have a significant negative impact to the fair value of its investment property portfolio.

Granite continues to review its future cash flow projections and the valuation of its investment properties in light of the COVID-19 pandemic. The carrying value of Granite’s investment properties reflects its best estimate for the highest and best use as at June 30, 2021 (note 4). The duration of the COVID-19 pandemic, and the potential for further waves of new infections in the markets where Granite operates that could lead to additional emergency measures, cannot be predicted. As such, the length and full scope of the economic impact of COVID-19 and other consequential changes it will have on Granite’s business and operations in the long-term cannot be forecasted with certainty at this time. Certain aspects of Granite’s business and operations that could potentially be impacted include rental income, occupancy, capital expenditures, future demand for space and market rents, all of which ultimately impact the underlying valuation of investment properties.

62    Granite REIT 2021 Second Quarter Report

3. ACQUISITIONS

During the six month period ended June 30, 2021 and 2020, Granite made the following property acquisitions:

Acquisitions During The Six Months Ended June 30, 2021

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost
Income-producing properties:
3090 Highway 42(1)	Locust Grove, GA	March 12, 2021	$85,512	$401	$85,913
3801 Rock Creek Blvd.	Joliet, IL	June 25, 2021	30,247	75	30,322
3900 Rock Creek Blvd.	Joliet, IL	June 25, 2021	34,673	85	34,758
1695-1701 Crossroads Dr.	Joliet, IL	June 25, 2021	50,657	118	50,775
			201,089	679	201,768
Property under development:
2120 Logistics Way	Murfreesboro, TN	June 30, 2021	17,308	213	17,521
			$218,397	$892	$219,289

(1)

The Trust acquired the leasehold interest in the property which resulted in the recognition of a right-of-use asset, including transaction costs, of $85,913. The Trust will acquire freehold title to the property on December 1, 2028.

The property under development in Murfreesboro, Tennessee is expected to be completed by September 2022. As at June 30, 2021, the remaining costs to complete the development are expected to be approximately $64.7 million (US$52.2 million) and are included in the commitments and contingencies note (note 17).

Acquisitions During The Six Months Ended June 30, 2020

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost
Property under development:
Aquamarijnweg 2	Bleiswijk, Netherlands	March 13, 2020	$28,804	$145	$28,949
Income-producing properties:
Oude Graaf 15	Weert, Netherlands	May 1, 2020	31,910	173	32,083
Midwest portfolio (four properties):
6201 Green Pointe Drive South, 8779 Le Saint Drive, 8754 Trade Port Drive and 445 Airtech Parkway	Groveport, OH, Hamilton, OH, West Chester, OH, and Indianapolis, IN	June 18, 2020	177,647	757	178,404
Memphis portfolio (three properties):
4460 E. Holmes Road, 4995 Citation Drive and 8650 Commerce Drive	Memphis, TN, and Southaven, MS	June 18, 2020	111,590	464	112,054
			321,147	1,394	322,541
Development land:
5005 Parker Henderson Road	Fort Worth, TX	June 8, 2020	8,932	332	9,264
			$358,883	$1,871	$360,754

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During the six month period ended June 30, 2021, transaction costs of $0.9 million (2020 — $1.9 million), which included legal and advisory costs, were first capitalized to the cost of the respective properties and then subsequently expensed to net fair value gains on investment properties on the condensed combined statements of net income as a result of measuring the properties at fair value.

4. INVESTMENT PROPERTIES

As at	June 30, 2021	December 31, 2020
Income-producing properties	$6,307,725	$5,786,338
Properties under development	60,949	31,488
Land held for development	27,886	37,757
	$6,396,560	$5,855,583

Changes in investment properties are shown in the following table:

	Six Months Ended June 30, 2021			Year Ended December 31, 2020
	Income- producing properties	Properties under development	Land held for development	Income- producing properties	Properties under development	Land held for development
Balance, beginning of period	$5,786,338	$31,488	$37,757	$4,377,623	$51,310	$28,966
Maintenance or improvements	1,582	—	—	3,997	—	—
Leasing commissions	177	—	—	3,449	—	—
Tenant allowances	301	—	—	1,784	—	—
Developments or expansions	2,071	4,745	—	12,582	39,083	458
Acquisitions (note 3)	201,768	17,521	—	1,000,618	35,777	9,264
Costs to complete acquired property (note 6)	28	—	—	8,622	—	—
Disposals (note 5)	(23,780)	—	—	(31,276)	—	—
Transfer to properties under development	—	8,952	(8,952)	—	—	—
Transfer to income-producing properties	—	—	—	97,733	(97,733)	—
Amortization of straight-line rent	4,847	—	—	8,842	—	—
Amortization of tenant allowances	(2,599)	—	—	(5,321)	—	—
Other changes	203	—	—	(16)	—	—
Fair value gains (losses), net	517,541	—	—	273,914	(145)	(332)
Foreign currency translation, net	(180,752)	(1,757)	(919)	33,787	3,196	(599)
Balance, end of period	$6,307,725	$60,949	$27,886	$5,786,338	$31,488	$37,757

The Trust determines the fair value of an income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewals at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values are primarily determined by discounting the expected future cash flows, generally over a term of 10 years, plus a terminal value based on the application of a capitalization rate to estimated year 11 cash flows. The fair values of properties

64    Granite REIT 2021 Second Quarter Report

under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date. The Trust measures its investment properties using valuations prepared by management. The Trust does not measure its investment properties based on valuations prepared by external appraisers but uses such external appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of certain of Granite’s portfolio and tenant profile and its knowledge of the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology during the period.

Refer to note 2(e) for a discussion of the impact of the COVID-19 pandemic on the Trust’s business and operations, including the valuation of investment properties.

Included in investment properties is $31.2 million (December 31, 2020 — $27.2 million) of net straight-line rent receivables arising from the recognition of rental revenue on a straight-line basis over the lease term.

Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 17).

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The key valuation metrics for income-producing properties by country are set out below:

As at	June 30, 2021			December 31, 2020
	Weighted average(1)	Maximum	Minimum	Weighted average(1)	Maximum	Minimum
Canada
Discount rate	5.38%	5.75%	4.75%	5.71%	6.25%	5.25%
Terminal capitalization rate	4.80%	5.25%	4.25%	5.22%	5.50%	4.75%
United States
Discount rate	5.87%	9.25%	5.00%	6.18%	9.25%	5.00%
Terminal capitalization rate	5.22%	8.50%	4.25%	5.58%	8.50%	4.75%
Germany
Discount rate	6.73%	9.75%	5.25%	6.85%	9.00%	5.50%
Terminal capitalization rate	5.63%	8.75%	4.25%	5.83%	8.25%	4.50%
Austria
Discount rate	8.58%	10.50%	8.25%	8.58%	10.50%	8.25%
Terminal capitalization rate	7.47%	9.75%	7.00%	7.47%	9.75%	7.00%
Netherlands
Discount rate	4.59%	6.50%	3.70%	4.99%	6.25%	4.40%
Terminal capitalization rate	5.24%	7.75%	3.90%	5.58%	7.40%	4.80%
Other
Discount rate	6.85%	7.00%	6.75%	7.32%	7.50%	7.00%
Terminal capitalization rate	6.30%	6.50%	6.00%	6.97%	9.75%	6.00%
Total
Discount rate	6.05%	10.50%	3.70%	6.38%	10.50%	4.40%
Terminal capitalization rate	5.45%	9.75%	3.90%	5.82%	9.75%	4.50%

(1)	Weighted based on income-producing property fair value.

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5. DISPOSITIONS

During the six month period ended June 30, 2021, Granite disposed of two properties located in the United Kingdom and Austria. The details of the disposed properties are as follows:

Property	Location	Date disposed	Sale price
Hedera Road, Ravensbank Business Park	Redditch, United Kingdom	January 28, 2021	$10,550
Puchberger Straße 267	Weikersdorf, Austria	June 30, 2021	13,230
			$23,780

There were no property dispositions during the six month period ended June 30, 2020.

During the three and six month periods ended June 30, 2021, Granite incurred $0.4 million (2020 — nil) and $0.6 million (2020 — nil), respectively, of broker commissions and legal and advisory costs associated with the disposal which are included in loss on sale of investment properties on the condensed combined statements of net income.

6. NON-CURRENT ASSETS

Construction Funds In Escrow

On November 19, 2019, Granite acquired a developed property located at 1301 Chalk Hill Road, Dallas, Texas which had outstanding construction work. Consequently, $20.5 million (US$15.5 million) of the purchase price was placed in escrow to pay for the remaining construction costs. The funds are released from escrow as the construction is completed. As at June 30, 2021, $8.1 million (US$6.6 million) remained in escrow (December 31, 2020 — $8.4 million (US$6.6 million)). As construction is completed, the construction costs are capitalized to the cost of the investment property. During the six month period ended June 30, 2021, less than $0.1 million (less than US$0.1 million) was released from escrow and capitalized to the property (note 4) (2020 — $6.6 million (US$4.8 million)).

Other Assets

As at	June 30, 2021	December 31, 2020
Deferred financing costs associated with the revolving credit facility	$2,760	$599
Long-term receivables	321	349
	$3,081	$948

On March 31, 2021, the Trust amended its existing unsecured revolving credit facility agreement to extend the existing maturity date from February 1, 2023 to March 31, 2026 and increased its borrowing capacity under the credit facility from $0.5 billion to $1.0 billion (note 9), resulting in financing costs of $2.9 million being incurred. In addition, during the six month period ended June 30, 2021, Granite recorded an acceleration of $0.5 million amortization for its original credit facility’s financing costs (note 12(d)) (2020 — nil).

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7. UNSECURED DEBT AND CROSS CURRENCY INTEREST RATE SWAPS

(a)	Unsecured Debentures and Term Loans, Net

As at		June 30, 2021		December 31, 2020
	Maturity Date	Amortized Cost(1)	Principal issued and outstanding	Amortized Cost(1)	Principal issued and outstanding
2021 Debentures	July 5, 2021	$—	$—	$249,870	$250,000
2023 Debentures	November 30, 2023	399,226	400,000	399,066	400,000
2027 Debentures	June 4, 2027	497,397	500,000	497,179	500,000
2030 Debentures	December 18, 2030	497,189	500,000	497,060	500,000
2024 Term Loan	December 19, 2024	229,019	229,483	235,419	235,949
2026 Term Loan	December 11, 2026	299,567	300,000	299,528	300,000
		$1,922,398	$1,929,483	$2,178,122	$2,185,949

(1)

The amounts outstanding are net of deferred financing costs and, in the case of the term loans, debt modification losses. The deferred financing costs and debt modification losses are amortized using the effective interest method and are recorded in interest expense.

As at	June 30, 2021	December 31, 2020
Unsecured Debentures and Term Loans, Net
Non-current	$1,922,398	$1,928,252
Current	—	249,870
	$1,922,398	$2,178,122

On January 4, 2021, the Trust redeemed in full the outstanding $250.0 million aggregate principal amount of the 2021 Debentures. Granite incurred early redemption premium of $4.0 million, which have been recorded in interest expense and other financing costs in the condensed combined statement of net income (note 12(d)). In conjunction with the redemption, the 2021 Cross Currency Interest Rate Swap was terminated on January 4, 2021, and the related mark to market liability of $18.8 million was settled.

(b)	Cross Currency Interest Rate Swaps

As at	June 30, 2021	December 31, 2020
Financial assets at fair value
2027 Cross Currency Interest Rate Swap	$38,300	$28,676
2030 Cross Currency Interest Rate Swap	10,516	—
	$48,816	$28,676
Financial liabilities at fair value
2021 Cross Currency Interest Rate Swap	$—	$16,953
2023 Cross Currency Interest Rate Swap	12,351	36,540
2030 Cross Currency Interest Rate Swap	—	10,545
2024 Cross Currency Interest Rate Swap	16,300	25,370
2026 Cross Currency Interest Rate Swap	820	24,856
	$29,471	$114,264

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As at	June 30, 2021	December 31, 2020
Financial liabilities at fair value
Non-current	$29,471	$97,311
Current	—	16,953
	$29,471	$114,264

On July 3, 2014, the Trust entered into a cross currency interest rate swap (the “2021 Cross Currency Interest Rate Swap”) to exchange the 3.788% semi-annual interest payments from the 2021 Debentures for Euro denominated payments at a 2.68% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €171.9 million in exchange for which it will receive $250.0 million on July 5, 2021. On January 4, 2021, the 2021 Cross Currency Interest Rate Swap was terminated in conjunction with the redemption of the 2021 Debentures (note 7(a)).

On December 20, 2016, the Trust entered into a cross currency interest rate swap (the “2023 Cross Currency Interest Rate Swap”) to exchange the 3.873% semi-annual interest payments from the 2023 Debentures for Euro denominated payments at a 2.43% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €281.1 million in exchange for which it will receive $400.0 million on November 30, 2023.

On September 24, 2019, in conjunction with a refinancing, the Trust entered into a new cross currency interest rate swap (the “2024 Cross Currency Interest Rate Swap”) to exchange the LIBOR plus margin monthly interest payments from the 2024 Term Loan for Euro denominated payments at a 0.522% fixed interest rate. In addition, under the terms of the 2024 Cross Currency Interest Rate Swap, Granite will pay principal proceeds of €168.2 million in exchange for which it will receive US$185.0 million on December 19, 2024.

On November 27, 2019, also in conjunction with a refinancing, the Trust entered into a new cross currency interest rate swap (the “2026 Cross Currency Interest Rate Swap”) to exchange the CDOR plus margin monthly interest payments from the 2026 Term Loan for Euro denominated payments at a 1.355% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €205.5 million in exchange for which it will receive $300.0 million on December 11, 2026.

On June 4, 2020, the Trust entered into a cross currency interest rate swap (the “2027 Cross Currency Interest Rate Swap”) to exchange the $500.0 million proceeds and the 3.062% semi-annual interest payments from the 2027 Debentures for US$370.3 million and US dollar denominated interest payments at a 2.964% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of US$370.3 million in exchange for which it will receive $500.0 million on June 4, 2027.

On December 18, 2020, the Trust entered into a cross currency interest rate swap (the “2030 Cross Currency Interest Rate Swap”) to exchange the 2.378% semi-annual interest payments from the 2030 Debentures for Euro denominated interest payments at a 1.045% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €319.4 million in exchange for which it will receive $500.0 million on December 18, 2030.

The cross currency interest rate swaps are designated as net investment hedges of the Trust’s investments in foreign operations. The effectiveness of the hedges is assessed quarterly. Gains

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and losses associated with the effective portion of the hedges are recognized in other comprehensive income. For the three and six month periods ended June 30, 2021, the Trust has assessed the net investment hedge associated with each cross currency interest rate swap, except for the 2021 Cross Currency Interest Rate Swap and a portion of the 2024 Cross Currency Interest Rate Swap, to be effective.

On December 18, 2020, as a result of the designation of the 2030 Cross Currency Interest Rate Swap, the Trust de-designated the 2021 Cross Currency Interest Rate Swap. Since the Trust did not employ hedge accounting for the 2021 Cross Currency Interest Rate Swap from the period January 1 to January 3, 2021, a fair value loss of $0.7 million is recognized in fair value losses on financial instruments, net (note 12(e)) in the condensed combined statement of net income.

With the refinancing of the 2024 Term Loan in 2019, the Trust has assessed only the foreign exchange movements associated with the fair value change of the 2024 Cross Currency Interest Rate Swap to be effective. Accordingly, the change in fair value relating to foreign exchange movements on the 2024 Cross Currency Interest Rate Swap is recorded in other comprehensive income. For the three and six month periods ended June 30, 2021, since there is no effective hedge for the interest and other movements associated with the fair value change of the 2024 Cross Currency Interest Rate Swap, a fair value gain of $0.6 million and $0.9 million is recognized in fair value losses on financial instruments, net (note 12(e)), respectively, in the condensed combined statements of net income.

The Trust has elected to record the differences resulting from the lower interest rates associated with the cross currency interest rate swaps in the condensed combined statements of net income.

8. LEASE OBLIGATIONS

As at June 30, 2021, the Trust had leases for the use of office space, office and other equipment, and ground leases for the land upon which four income-producing properties in Europe and Canada are situated. The Trust recognized these leases as right-of-use assets and recorded related lease liability obligations.

Future minimum lease payments relating to the right-of-use assets as at June 30, 2021 in aggregate for the next five years and thereafter are as follows:

Remainder of 2021	$427
2022	535
2023	321
2024	294
2025	261
2026 and thereafter	30,918
$32,756

During the three and six month periods ended June 30, 2021, the Trust recognized $0.3 million (2020 — $0.4 million) and $0.8 million (2020 — $0.8 million) of interest expense, respectively, related to lease obligations (note 12(d)).

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9. CURRENT LIABILITIES

Deferred Revenue

Deferred revenue relates to prepaid and unearned revenue received from tenants and fluctuates with the timing of rental receipts.

Bank Indebtedness

On March 31, 2021, the Trust amended its existing unsecured revolving credit facility agreement to extend the existing maturity date of February 1, 2023 to March 31, 2026. In addition, the credit facility’s limit increased from $0.5 billion to $1.0 billion. Draws on the credit facility are available by way of Canadian dollar, US dollar or Euro denominated loans or Canadian dollar or US dollar denominated letters of credit. The credit facility provides Granite the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $500.0 million with the consent of the participating lenders. As at June 30, 2021, the Trust had no amounts drawn (December 31, 2020 — nil) from the credit facility and $1.7 million (December 31, 2020 — $1.0 million) in letters of credit issued against the facility.

Accounts Payable and Accrued Liabilities

As at	June 30, 2021	December 31, 2020
Accounts payable	$2,256	$3,849
Commodity tax payable	5,807	4,337
Tenant security deposits	6,143	6,793
Employee unit-based compensation	7,824	7,118
Trustee/director unit-based compensation	6,291	5,219
Accrued salaries, incentives and benefits	3,328	5,783
Accrued interest payable	2,952	7,956
Accrued construction payable	1,985	6,285
Accrued professional fees	1,621	2,620
Accrued property operating costs	10,849	8,878
Other tenant related liabilities	3,624	1,690
Other accrued liabilities	3,569	669
	$56,249	$61,197

10. DISTRIBUTIONS TO STAPLED UNITHOLDERS

Total distributions declared to stapled unitholders in the three month period ended June 30, 2021 were $47.3 million (2020 — $39.9 million) or 75.0 cents per stapled unit (2020 — 72.6 cents per stapled unit). Total distributions declared to stapled unitholders in the six month period ended June 30, 2021 were $93.5 million (2020 — $79.1 million) or $1.50 per stapled unit (2020 — $1.45 per stapled unit).

Distributions payable at June 30, 2021 of $16.4 million (25.0 cents per stapled unit), representing the June 2021 monthly distribution, were paid on July 15, 2021. Distributions payable at December 31, 2020 of $15.4 million were paid on January 15, 2021 and represented the December 2020 monthly distribution.

Subsequent to June 30, 2021, the distributions declared in July 2021 in the amount of $16.4 million or 25.0 cents per stapled unit will be paid on August 16, 2021.

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11. STAPLED UNITHOLDERS’ EQUITY

(a)	Unit-Based Compensation

Incentive Stock Option Plan

The Incentive Stock Option Plan allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. As at June 30, 2021 and December 31, 2020, there were no options outstanding under this plan.

Director/Trustee Deferred Share Unit Plan

The Trust has two Non-Employee Director Share-Based Compensation Plans (the “DSPs”) which provide for a deferral of up to 100% of each non-employee director’s total annual remuneration, at specified levels elected by each director. A reconciliation of the changes in the notional deferred share units (“DSUs”) outstanding is presented below:

	2021		2020
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
DSUs outstanding, January 1	67	$52.93	50	$48.01
Granted	9	78.22	8	66.31
DSUs outstanding, June 30	76	$56.01	58	$50.70

Executive Deferred Stapled Unit Plan

The Executive Deferred Stapled Unit Plan (the “Restricted Stapled Unit Plan”) of the Trust provides for the issuance of Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”) and is designed to provide equity-based compensation in the form of stapled units to executives and other employees (the “Participants”). A reconciliation of the changes in notional stapled units outstanding under the Restricted Stapled Unit Plan is presented below:

	2021		2020
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
RSUs and PSUs outstanding, January 1	128	$59.83	145	$55.93
New grants and distributions(1)	49	78.24	52	66.39
Forfeited	—	—	(1)	67.66
Settled in cash	(13)	60.09	(23)	55.35
Settled in stapled units	(17)	60.09	(22)	55.35
RSUs and PSUs outstanding, June 30(2)	147	$65.58	151	$59.57

(1)	Includes 18.7 RSUs and 25.0 PSUs granted during the six month period ended June 30, 2021 (2020 — 20.8 RSUs and 26.5 PSUs).
(2)	Total restricted stapled units outstanding at June 30, 2021 include a total of 69.8 RSUs and 76.8 PSUs granted (2020 — 94.1 RSUs and 56.8 PSUs).

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The fair value of the outstanding RSUs was $4.9 million at June 30, 2021 and is based on the market price of the Trust’s stapled unit. The fair value is adjusted for changes in the market price of the Trust’s stapled unit and recorded as a liability in the employee unit-based compensation payables (note 9).

The fair value of the outstanding PSUs was $2.9 million at June 30, 2021 and is recorded as a liability in the employee unit-based compensation payables (note 9). The fair value is calculated using the Monte-Carlo simulation model based on the assumptions below as well as a market adjustment factor based on the total unitholder return of the Trust’s stapled units relative to the S&P/TSX Capped REIT Index.

Grant Date	January 1, 2021, January 1, 2020, January 1, August 12 and September 24, 2019
PSUs granted	76,100
Term to expiry	2.5 years
Average volatility rate	34.5%
Weighted average risk free interest rate	0.4%

The Trust’s unit-based compensation expense recognized in general and administrative expenses was:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
DSUs for trustees/directors (1)	$742	$1,147	$1,045	$630
Restricted Stapled Unit Plan for executives and employees	1,727	2,079	3,227	2,374
Unit-based compensation expense	$2,469	$3,226	$4,272	$3,004
Fair value remeasurement expense included in the above:
● DSUs for trustees/directors	$420	$853	$310	$116
● Restricted Stapled Unit Plan for executives and employees	624	1,021	621	259
Total fair value remeasurement expense	$1,044	$1,874	$931	$375

(1)	In respect of fees mandated and elected to be taken as DSUs.

(b)	Normal Course Issuer Bid

On May 19, 2021, Granite announced the acceptance by the Toronto Stock Exchange (“TSX”) of Granite’s Notice of Intention to Make a Normal Course Issuer Bid (“NCIB”). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 6,154,057 of Granite’s issued and outstanding stapled units. The NCIB commenced on May 21, 2021 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 20, 2022. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 46,074 stapled units, subject to certain exceptions. Granite had entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 21, 2020 to May 20, 2021.

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During the six month period ended June 30, 2021, there were no stapled unit repurchases under the NCIB. During the six month period ended June 30, 2020, Granite repurchased 490,952 stapled units at an average stapled unit cost of $50.95 for total consideration of $25.0 million. The difference between the repurchase price and the average cost of the stapled units of $1.3 million was recorded to contributed surplus.

(c) Stapled	Unit Offerings

On June 9, 2021, Granite completed an offering of 3,979,000 stapled units at a price of $79.50 per unit for gross proceeds of $316.3 million, including 519,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $13.2 million and were recorded as a reduction to stapled unitholders’ equity. The net proceeds received by Granite after deducting the total costs related to the offering were $303.1 million.

On June 2, 2020, Granite completed an offering of 4,255,000 stapled units at a price of $68.00 per unit for gross proceeds of $289.3 million, including 555,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $12.4 million and were recorded as a reduction to stapled unitholders’ equity. The net proceeds received by Granite after deducting the total costs related to the offering were $276.9 million.

(d) Accumulated	Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

As at June 30,	2021	2020
Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests(1)	$30,599	$311,565
Fair value losses on derivatives designated as net investment hedges	(5,316)	(75,593)
	$25,283	$235,972

(1)	Includes foreign currency translation gains and losses from non-derivative financial instruments designated as net investment hedges.

12. RENTAL REVENUE, RECOVERIES, COSTS AND EXPENSES

(a)	Rental revenue consists of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Base rent	$79,924	$71,293	$160,217	$139,683
Straight-line rent amortization	1,737	1,509	4,847	2,925
Tenant incentive amortization	(1,285)	(1,311)	(2,599)	(2,586)
Property tax recoveries	8,807	6,346	17,015	12,501
Property insurance recoveries	751	620	1,505	1,199
Operating cost recoveries	4,029	2,551	8,920	5,336
	$93,963	$81,008	$189,905	$159,058

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(b) Property operating costs consist of:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Non-recoverable from tenants:
Property taxes and utilities	$191	$213	$332	$470
Property insurance	151	70	233	137
Repairs and maintenance	78	183	141	328
Property management fees	61	87	163	164
Professional fees	70	—	148	75
Environmental and appraisals	63	87	129	237
Other	51	(11)	127	22
	$665	$629	$1,273	$1,433
Recoverable from tenants:
Property taxes and utilities	$9,647	$6,992	$18,835	$13,869
Property insurance	1,076	720	1,982	1,396
Repairs and maintenance	1,522	819	4,465	1,469
Property management fees	677	603	1,355	1,230
Other	47	80	120	614
	$12,969	$9,214	$26,757	$18,578
Property operating costs	$13,634	$9,843	$28,030	$20,011

(c)	General and administrative expenses consist of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Salaries, incentives and benefits	$3,601	$3,234	$8,577	$7,044
Audit, legal and consulting	848	938	1,625	1,790
Trustee/director fees including distributions, revaluations and expenses(1)	782	1,194	1,125	740
RSU and PSU compensation expense including distributions and revaluations(1)	1,727	2,079	3,227	2,374
Other public entity costs	658	562	1,082	936
Office rents including property taxes and common area maintenance costs	84	99	202	198
Capital tax	144	257	292	340
Information technology costs	466	257	902	514
Other	216	384	326	795
	$8,526	$9,004	$17,358	$14,731
Less: capitalized general and administrative expenses	(193)	(18)	(204)	(18)
	$8,333	$8,986	$17,154	$14,713

(1)	For fair value remeasurement expense amounts see note 11(a).

During the three and six month periods ended June 30, 2021, Granite incurred less than $0.1 million of general and administrative expenses relating to COVID-19 (2020 — $0.1 million).

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(d)	Interest expense and other financing costs consist of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest and amortized issuance costs and modification losses relating to debentures and term loans	$8,438	$7,090	$17,780	$12,879
Early redemption premium relating to 2021 Debentures (note 7(a))	—	—	3,963	—
Amortization of deferred financing costs and other interest expense and charges (note 6)	890	532	1,980	1,119
Interest expense related to lease obligations (note 8)	338	400	796	793
	$9,666	$8,022	$24,519	$14,791
Less: capitalized interest	(63)	(259)	(122)	(383)
	$9,603	$7,763	$24,397	$14,408

(e)	Fair value losses (gains) on financial instruments, net, consist of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Foreign exchange forward contracts, net (note 15(a))	$—	$395	$—	$11
Foreign exchange collar contracts, net (note 15(a))	807	(1,377)	742	(1,377)
Cross currency interest rate swaps (note 7(b))	(658)	4,873	(254)	7,151
	$149	$3,891	$488	$5,785

For the three month period ended June 30, 2021, the fair value gain of $0.6 million is associated with the fair value movement of the 2024 Cross Currency Interest Rate Swap. For the six month period ended June 30, 2021, the net fair value gain of $0.2 million is associated with the fair value movements of the 2021 Cross Currency Interest Rate Swap and 2024 Cross Currency Interest Rate Swap. The Trust did not employ or partially employed hedge accounting for the derivatives and therefore the change in fair value is recognized in fair value losses on financial instruments, net, in the condensed combined statements of net income (note 7(b)).

For the three and six month periods ended June 30, 2020, the fair value losses of $4.9 million and $7.2 million, respectively, were associated with the fair value movement of the 2024 Cross Currency Interest Rate Swap. The Trust did not employ or partially employed hedge accounting for the derivative and therefore the change in fair value was recognized in fair value losses on financial instruments, net, in the condensed combined statements of net income.

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13. INCOME TAXES

(a)	The major components of the income tax expense are:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Current income tax expense	$4,301	$2,099	$6,303	$3,376
Deferred income tax expense	49,840	7,450	85,718	17,761
Income tax expense	$54,141	$9,549	$92,021	$21,137

(b)    The effective income tax rate reported in the condensed combined statements of net income varies from the Canadian statutory rate for the following reasons:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Income before income taxes	$371,115	$85,191	$639,271	$178,191
Expected income taxes at the Canadian statutory tax rate of 26.5% (2020 — 26.5%)	$98,346	$22,576	$169,407	$47,221
Income distributed and taxable to unitholders	(36,564)	(12,954)	(66,053)	(25,314)
Net foreign rate differentials	(6,775)	(1,095)	(10,636)	(3,449)
Net change in provisions for uncertain tax positions	287	423	450	23
Net permanent differences	(48)	(88)	10	(49)
Net effect of change in tax rates	(1,044)	—	(1,044)	—
Withholding taxes and other	(61)	687	(113)	2,705
Income tax expense	$54,141	$9,549	$92,021	$21,137

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14. DETAILS OF CASH FLOWS

(a)	Items not involving operating cash flows are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Straight-line rent amortization	$(1,737)	$(1,509)	$(4,847)	$(2,925)
Tenant incentive amortization	1,285	1,311	2,599	2,586
Unit-based compensation expense (note 11(a))	2,469	3,226	4,272	3,004
Fair value gains on investment properties	(308,025)	(34,548)	(517,541)	(70,541)
Depreciation and amortization	360	271	691	508
Fair value losses on financial instruments, net (note 12(e))	149	3,891	488	5,785
Loss on sale of investment properties	421	—	576	—
Amortization of issuance costs and modification losses relating to debentures and term loans	311	221	739	411
Amortization of deferred financing costs	143	78	742	156
Deferred income taxes (note 13(a))	49,840	7,450	85,718	17,761
Early redemption premium (note 7(a))	—	—	3,963	—
Other	(2)	(24)	(85)	(75)
	$(254,786)	$(19,633)	$(422,685)	$(43,330)

(b)	Changes in working capital balances are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Accounts receivable	$2,052	$(1,093)	$(1,024)	$1,384
Prepaid expenses and other	1,028	1,285	(302)	(49)
Accounts payable and accrued liabilities	(4,177)	5,565	(4,431)	(1,112)
Deferred revenue	(574)	1,283	692	1,405
	$(1,671)	$7,040	$(5,065)	$1,628

(c)	Non-cash investing and financing activities

During the six month period ended June 30, 2021, 17 thousand stapled units (2020 — 22 thousand stapled units) with a value of $1.3 million (2020 — $1.3 million) were issued under the Restricted Stapled Unit Plan (note 11(a)) and are not recorded in the condensed combined statements of cash flows.

(d)	Cash and cash equivalents consist of:

As at	June 30, 2021	December 31, 2020
Cash	$577,620	$780,979
Short-term deposits	100,522	50,301
	$678,142	$831,280

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15. FAIR VALUE AND RISK MANAGEMENT

(a)	Fair Value of Financial Instruments

The following table provides the measurement basis of financial assets and liabilities as at June 30, 2021 and December 31, 2020:

As at	June 30, 2021			December 31, 2020
	Carrying Value		Fair Value	Carrying Value		Fair Value
Financial assets
Construction funds in escrow	$8,144		$8,144	$8,402		$8,402
Other assets	321	(1)	321	349	(1)	349
Cross currency interest rate swap	48,816		48,816	28,676		28,676
Accounts receivable	6,835		6,835	6,746		6,746
Prepaid expenses and other	1,885	(2)	1,885	2,627	(2)	2,627
Cash and cash equivalents	678,142		678,142	831,280		831,280
	$744,143		$744,143	$878,080		$878,080
Financial liabilities
Unsecured debentures, net	$1,393,812		$1,435,530	$1,643,175	(3)	$1,737,185
Unsecured term loans, net	528,586		528,586	534,947		534,947
Cross currency interest rate swaps	29,471		29,471	114,264	(4)	114,264
Accounts payable and accrued liabilities	56,249		56,249	61,197		61,197
Distributions payable	16,421		16,421	15,422		15,422
	$2,024,539		$2,066,257	$2,369,005		$2,463,015

(1)	Long-term receivables included in other assets (note 6).
(2)	Foreign exchange collars included in prepaid expenses.
(3)	Balance includes current and non-current portions (note 7(a)).
(4)	Balance includes current and non-current portions (note 7(b)).

The fair values of the Trust’s construction funds in escrow, accounts receivable, cash and cash equivalents, accounts payable and accrued liabilities and distributions payable approximate their carrying amounts due to the relatively short periods to maturity of these financial instruments. The fair value of the long-term receivable included in other assets approximates its carrying amount as the receivable bears interest at rates comparable to current market rates. The fair values of the unsecured debentures are determined using quoted market prices. The fair values of the term loans approximate their carrying amounts as the term loans bear interest at rates comparable to the current market rates. The fair values of the cross currency interest rate swaps and foreign exchange collars are determined using market inputs quoted by their counterparties. The fair value of the foreign exchange forward contracts approximate their carrying values as the asset or liability is revalued at the reporting date.

The Trust periodically purchases foreign exchange collars and forward contracts to hedge specific anticipated foreign currency transactions and to mitigate its foreign exchange exposure on its net cash flows. At June 30, 2021 and December 31, 2020, the Trust did not have any outstanding foreign exchange forward contracts. For the three and six month periods ended June 30, 2020, the Trust recorded a net fair value loss of $0.4 million and less than $0.1 million, respectively, related to outstanding foreign exchange forward contracts (note 12(e)). At June 30, 2021, the Trust held six outstanding foreign exchange collar contracts (December 31, 2020 — 12) with a

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notional value of US$30.0 million (December 31, 2020 — US$60.0 million) and contracts the Trust to sell US dollars and receive Canadian dollars if specific US dollar exchange rates relative to the Canadian dollar are met. The Trust also held six outstanding foreign exchange collar contracts (December 31, 2020 — 12) with a notional value of €12.0 million (December 31, 2020 — €24.0 million) and contracts the Trust to sell Euros and receive Canadian dollars if specific Euro exchange rates relative to the Canadian dollar are met. For the three and six month periods ended June 30, 2021, the Trust recorded a net fair value loss of $0.8 million (2020 — net fair value gain of $1.4 million) and $0.7 million (2020 — net fair value gain of $1.4 million), respectively, related to the outstanding foreign exchange collar contracts (note 12(e)). The Trust did not employ hedge accounting for these financial instruments.

(b)	Fair Value Hierarchy

Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:	Fair value determined using quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3:	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.

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The following tables represent information related to the Trust’s assets and liabilities measured or disclosed at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

As at June 30, 2021	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value
Investment properties (note 4)	$—	$—	$6,396,560
Cross currency interest rate swap (note 7)	—	48,816	—
Foreign exchange collars included in prepaid expenses and other	—	1,885	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 7)	1,435,530	—	—
Unsecured term loans, net (note 7)	—	528,586	—
Cross currency interest rate swaps (note 7)	—	29,471	—
Net (liabilities) assets measured or disclosed at fair value	$(1,435,530)	$(507,356)	$6,396,560

As at December 31, 2020	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value
Investment properties (note 4)	$—	$—	$5,855,583
Cross currency interest rate swap (note 7)	—	28,676	—
Foreign exchange collars included in prepaid expenses and other	—	2,627	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 7)	1,737,185	—	—
Unsecured term loans, net (note 7)	—	534,947	—
Cross currency interest rate swaps (note 7)	—	114,264	—
Net (liabilities) assets measured or disclosed at fair value	$(1,737,185)	$(617,908)	$5,855,583

For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the three and six month periods ended June 30, 2021 and the year ended December 31, 2020, there were no transfers between the levels.

(c)	Risk Management

Foreign exchange risk

As at June 30, 2021, the Trust is exposed to foreign exchange risk primarily in respect of movements in the Euro and the US dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are

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generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At June 30, 2021, the Trust’s foreign currency denominated net assets are $4.9 billion primarily in US dollars and Euros. A 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would result in a gain or loss of approximately $32.5 million and $16.1 million, respectively, to comprehensive income.

16. COMBINED FINANCIAL INFORMATION

The condensed combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the condensed combined financial statements:

Balance Sheet	As at June 30, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$6,396,560			$6,396,560
Investment in Granite LP(1)	—	30	(30)	—
Other non-current assets	66,286			66,286
	6,462,846	30	(30)	6,462,846

Current assets:
Other current assets	20,795	25		20,820
Intercompany receivable(2)	—	14,092	(14,092)	—
Cash and cash equivalents	677,888	254		678,142
Total assets	$7,161,529	14,401	(14,122)	$7,161,808

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,922,398			$1,922,398
Other non-current liabilities	522,039			522,039
	2,444,437			2,444,437

Current liabilities:
Intercompany payable (2)	14,092		(14,092)	—
Other current liabilities	93,432	14,371		107,803
Total liabilities	2,551,961	14,371	(14,092)	2,552,240

Equity:
Stapled unitholders’ equity	4,607,370	30		4,607,400
Non-controlling interests	2,198		(30)	2,168
Total liabilities and equity	$7,161,529	14,401	(14,122)	$7,161,808

(1)	Granite REIT Holdings Limited Partnership (“Granite LP”) is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

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Balance Sheet	As at December 31, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$5,855,583			$5,855,583
Investment in Granite LP(1)	—	25	(25)	—
Other non-current assets	46,046			46,046
	5,901,629	25	(25)	5,901,629

Current assets:
Other current assets	14,546	17		14,563
Intercompany receivable(2)	—	13,792	(13,792)	—
Cash and cash equivalents	830,455	825		831,280
Total assets	$6,746,630	14,659	(13,817)	$6,747,472

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,928,252			$1,928,252
Other non-current liabilities	523,096			523,096
	2,451,348			2,451,348
Current liabilities:
Unsecured debt, net	249,870			249,870
Intercompany payable(2)	13,792		(13,792)	—
Other current liabilities	109,416	14,634		124,050
Total liabilities	2,824,426	14,634	(13,792)	2,825,268

Equity:
Stapled unitholders’ equity	3,920,044	25		3,920,069
Non-controlling interests	2,160		(25)	2,135
Total liabilities and equity	$6,746,630	14,659	(13,817)	$6,747,472

(1)	Granite LP is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

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Income Statement	Three Months Ended June 30, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$93,963			$93,963

General and administrative expenses	8,333			8,333
Interest expense and other financing costs, net	9,603			9,603
Other costs and expenses, net	12,367			12,367
Share of (income) loss of Granite LP	—	(3)	3	—
Fair value gains on investment properties, net	(308,025)			(308,025)
Fair value losses on financial instruments, net	149			149
Loss on sale of investment properties	421			421
Income before income taxes	371,115	3	(3)	371,115
Income tax expense	54,141			54,141
Net income	316,974	3	(3)	316,974
Less net income attributable to non-controlling interests	66		(3)	63
Net income attributable to stapled unitholders	$316,908	3	—	$316,911

Income Statement	Three Months Ended June 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$81,008			$81,008

General and administrative expenses	8,986			8,986
Interest expense and other financing costs, net	7,763			7,763
Other costs and expenses, net	9,725			9,725
Share of (income) loss of Granite LP	—	(1)	1	—
Fair value gains on investment properties, net	(34,548)			(34,548)
Fair value losses on financial instruments, net	3,891			3,891
Income before income taxes	85,191	1	(1)	85,191
Income tax expense	9,549			9,549
Net income	75,642	1	(1)	75,642
Less net loss attributable to non-controlling interests	(14)		(1)	(15)
Net income attributable to stapled unitholders	$75,656	1	—	$75,657

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Income Statement	Six Months Ended June 30, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$189,905			$189,905

General and administrative expenses	17,154			17,154
Interest expense and other financing costs	24,397			24,397
Other costs and expenses, net	25,560			25,560
Share of (income) loss of Granite LP	—	(5)	5	—
Fair value gains on investment properties, net	(517,541)			(517,541)
Fair value losses on financial instruments, net	488			488
Loss on sale of investment properties	576			576
Income before income taxes	639,271	5	(5)	639,271
Income tax expense	92,021			92,021
Net income	547,250	5	(5)	547,250
Less net income attributable to non-controlling interests	211		(5)	206
Net income attributable to stapled unitholders	$547,039	5	—	$547,044

Income Statement	Six Months Ended June 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$159,058			$159,058

General and administrative expenses	14,713			14,713
Interest expense and other financing costs	14,408			14,408
Other costs and expenses, net	16,502			16,502
Share of (income) loss of Granite LP	—	(2)	2	—
Fair value gains on investment properties, net	(70,541)			(70,541)
Fair value losses on financial instruments, net	5,785			5,785
Income before income taxes	178,191	2	(2)	178,191
Income tax expense	21,137			21,137
Net income	157,054	2	(2)	157,054
Less net income attributable to non-controlling interests	103		(2)	101
Net income attributable to stapled unitholders	$156,951	2	—	$156,953

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Statement of Cash Flows	Three Months Ended June 30, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$316,974	3	(3)	$316,974
Items not involving current cash flows	(254,786)	(3)	3	(254,786)
Changes in working capital balances	(795)	(876)		(1,671)
Other operating activities	4,218			4,218
Cash provided by (used in) operating activities	65,611	(876)	—	64,735
INVESTING ACTIVITIES
Property acquisitions	(133,376)			(133,376)
Proceeds from disposals, net	12,809			12,809
Additions to income-producing properties	(783)			(783)
Additions to properties under development	(4,865)			(4,865)
Other investing activities	(1,907)			(1,907)
Cash used in investing activities	(128,122)	—	—	(128,122)
FINANCING ACTIVITIES
Distributions paid	(46,288)			(46,288)
Other financing activities	302,811			302,811
Cash provided by financing activities	256,523	—	—	256,523
Effect of exchange rate changes	4,295			4,295
Net increase (decrease) in cash and cash equivalents during the period	$198,307	(876)	—	$197,431

Statement of Cash Flows	Three Months Ended June 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$75,642	1	(1)	$75,642
Items not involving current cash flows	(19,633)	(1)	1	(19,633)
Changes in working capital balances	7,084	(44)	—	7,040
Other operating activities	2,120			2,120
Cash provided by (used in) operating activities	65,213	(44)	—	65,169
INVESTING ACTIVITIES
Property acquisitions	(331,805)			(331,805)
Additions to income-producing properties	(1,083)			(1,083)
Additions to properties under development	(26,122)			(26,122)
Construction funds released from escrow	4,291			4,291
Other investing activities	(72,606)			(72,606)
Cash used in investing activities	(427,325)	—	—	(427,325)
FINANCING ACTIVITIES
Distributions paid	(38,890)			(38,890)
Other financing activities	774,909			774,909
Cash provided by financing activities	736,019	—	—	736,019
Effect of exchange rate changes	1,313			1,313
Net increase (decrease) in cash and cash equivalents during the period	$375,220	(44)	—	$375,176

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Statement of Cash Flows	Six Months Ended June 30, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$547,250	5	(5)	$547,250
Items not involving operating cash flows	(422,685)	(5)	5	(422,685)
Changes in working capital balances	(4,494)	(571)		(5,065)
Other operating activities	9,540			9,540
Cash provided by (used in) operating activities	129,611	(571)	—	129,040
INVESTING ACTIVITIES
Property acquisitions	(219,289)			(219,289)
Proceeds from disposals, net	23,204			23,204
Additions to income-producing properties	(783)			(783)
Additions to properties under development	(17,286)			(17,286)
Construction funds released from escrow	28			28
Other investing activities	(2,578)			(2,578)
Cash used in investing activities	(216,704)	—	—	(216,704)
FINANCING ACTIVITIES
Distributions paid	(92,551)			(92,551)
Other financing activities	26,965			26,965
Cash used in financing activities	(65,586)	—	—	(65,586)
Effect of exchange rate changes	112			112
Net decrease in cash and cash equivalents during the period	$(152,567)	(571)	—	$(153,138)

Statement of Cash Flows	Six Months Ended June 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$157,054	2	(2)	$157,054
Items not involving operating cash flows	(43,330)	(2)	2	(43,330)
Changes in working capital balances	1,814	(186)		1,628
Other operating activities	4,679			4,679
Cash provided by (used in) operating activities	120,217	(186)	—	120,031
INVESTING ACTIVITIES
Property acquisitions	(360,754)			(360,754)
Additions to income-producing properties	(3,318)			(3,318)
Additions to properties under development	(32,194)			(32,194)
Construction funds released from escrow	6,591			6,591
Other investing activities	(90,854)			(90,854)
Cash used in investing activities	(480,529)	—	—	(480,529)
FINANCING ACTIVITIES
Distributions paid	(78,140)			(78,140)
Other financing activities	749,784			749,784
Cash provided by financing activities	671,644	—	—	671,644
Effect of exchange rate changes	7,425			7,425
Net increase (decrease) in cash and cash equivalents during the period	$318,757	(186)	—	$318,571

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17. COMMITMENTS AND CONTINGENCIES

(a)    The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management evaluates all claims with the advice of legal counsel. Management believes these claims are generally covered by Granite’s insurance policies and that any liability from remaining claims is not probable to occur and would not have a material adverse effect on the condensed combined financial statements. However, actual outcomes may differ from management’s expectations.

(b)    As at June 30, 2021, the Trust’s contractual commitments totaled $182.1 million which comprised of construction and development projects of $117.4 million, the construction costs associated with a property under development in Murfreesboro, Tennessee of $64.7 million (US$52.2 million) (note 3).

(c)    In connection with the acquisitions of investment properties located in Palmetto, Georgia on November 12, 2020 and in Locust Grove, Georgia on March 12, 2021, $120.4 million (US$97.1 million) of bonds were assumed. The authorized amount of the bonds is $129.0 million (US$104.0 million), of which $120.4 million (US$97.1 million) was outstanding as at June 30, 2021. The bonds provide for a real estate tax abatement for the acquired investment properties. Through a series of transactions, the Trust is both the bondholder and the obligor of the bonds. Therefore, in accordance with IAS 32, the bonds are not recorded in the condensed combined balance sheet.

The Trust is involved, in the normal course of business, in discussions, and has various letters of intent or conditional agreements, with respect to possible acquisitions of new properties and dispositions of existing properties in its portfolio. None of these commitments or contingencies, individually or in aggregate, would have a material impact on the condensed combined financial statements.

18. SUBSEQUENT EVENTS

(a)    Subsequent to June 30, 2021, the Trust declared monthly distributions for July 2021 of $16.4 million (note 10).

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